Exhibit 99.2
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INTRADO INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
Consolidated Statement of Operations for the Year Ended December 31, 2005
Consolidated Balance Sheet as of December 31, 2005
Consolidated Statement of Stockholders’ Equity for the Year Ended December 31, 2005
Consolidated Statement of Cash Flows for the Year Ended December 31, 2005
Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
     of Intrado Inc.
We have audited the accompanying consolidated balance sheet of Intrado Inc. (a Delaware corporation) and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intrado Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Grant Thornton LLP
Grant Thornton LLP
Denver, Colorado
February 24, 2006

INTRADO INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

Year Ended December 31,
2005
Revenue:
Wireline	$87,810
Wireless	58,507

Total revenue	146,317

Costs and expenses:
Direct costs-Wireline	52,317
Direct costs-Wireless	26,828
Goodwill impairment	—
Sales and marketing	22,670
General and administrative	21,299
Research and development	3,393

Total costs and expenses	126,507

Equity in loss from joint venture	(87)

Income from operations	19,723
Other income (expense):
Interest and other income	1,330
Interest and other expense	(485)

Income before income taxes	20,568
Income tax expense	7,552

Income from continuing operations	13,016

Discontinued operations:
Loss from discontinued operations before income taxes	(134)
Income tax benefit (expense)	51

Loss from discontinued operations	(83)

Net income	$12,933

Net income (loss) per share:
Basic:
Continuing operations	$0.74
Discontinued operations	(0.01)

Total	$0.73

Diluted:
Continuing operations	$0.70
Discontinued operations	0.00

Total	$0.70

Shares used in computing net income (loss) per share:
Basic	17,707,537

Diluted	18,499,654

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

INTRADO INC.
CONSOLIDATED BALANCE SHEET
(Dollars in Thousands)

December 31,
2005
ASSETS
Current assets:
Cash and cash equivalents	$65,616
Accounts receivable, net of allowance for doubtful accounts of $75	13,168
Unbilled revenue	2,331
Prepaids and other	4,200
Deferred contract costs	3,228
Deferred income taxes	5,416

Total current assets	93,959

Property and equipment, net of accumulated depreciation of $54,119	24,935
Goodwill	29,441
Other intangibles, net of accumulated amortization of $9,073	2,902
Deferred contract costs	3,042
Software development costs, net of accumulated amortization of $15,144	14,777
Investment in joint venture	913
Other assets	140

Total assets	$170,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$14,636
Income taxes payable	1,778
Line of credit	2,000
Current portion of capital lease obligations	1,653
Deferred contract revenue	13,455

Total current liabilities	33,522

Capital lease obligations, net of current portion	1,380
Deferred rent, net of current portion	1,717
Deferred contract revenue	8,695
Deferred tax liability—long term	2,731

Total liabilities	48,045

Commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred stock, $.001 par value; 15,000,000 shares authorized; 0 shares issued and outstanding	—
Common stock, $.001 par value; 50,000,000 shares authorized; 18,001,793 shares issued and outstanding	18
Additional paid-in capital	117,976
Accumulated other comprehensive loss	(343)
Retained earnings	4,413

Total stockholders’ equity	122,064

Total liabilities and stockholders’ equity	$170,109

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

INTRADO INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Dollars in Thousands, Except Share Data)

					Retained
			Additional	Other	Earnings	Total
			Paid-in	Comprehensive	(Accumulated	Stockholders’
	Shares	Amount	Capital	Income (Loss)	Deficit)	Equity
Balances, at December 31, 2004	$17,473,860	$17	$112,192	$656	$(8,520)	$104,345
Issuance of common stock under compensation arrangements	469,850	1	4,385	—	—	4,386
Issuance of common stock upon exercise of warrants	9,000	—	71	—	—	71
Adjustment of common stock related to acquisition	49,083		(4)	—	—	(4)
Tax benefit of stock option exercises	—	—	1,332	—	—	1,332
Comprehensive income:
Net income	—	—	—	—	12,933	12,933
Foreign currency translation adjustment	—	—	—	(1,035)	—	(1,035)
Reclassification adjustment for losses included in net income (net of related tax effect)	—	—	—	36	—	36

Total comprehensive income						11,934

Balances, at December 31, 2005	$18,001,793	$18	$117,976	$(343)	$4,413	$122,064

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

INTRADO INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in Thousands)

Year Ended December 31,
2005
Cash flows from operating activities:
Net income	$12,933
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,580
Stock-based compensation	287
Accretion of interest on mandatorily redeemable preferred stock payable	120
Loss from sale of discontinued operations, net of tax	5
Equity in loss from joint venture	87
Provision for doubtful accounts	(104)
Loss on disposal of assets	45
Tax benefit of stock option exercises	1,332
Change in—
Accounts receivable and unbilled revenue	3,747
Prepaids and other	(961)
Deferred contract costs	1,008
Deferred income taxes, net	3,648
Accounts payable and accrued liabilities	4,920
Income taxes payable	1,778
Deferred revenue	(2,822)

Net cash provided by operating activities	42,603

Cash flows from investing activities:
Acquisition of property and equipment	(8,341)
Purchases of investments	(9,109)
Proceeds from sales of investments	38,713
Investment in joint venture	(1,000)
Cash paid on disposal of discontinued operations	(291)
Capitalized software development costs	(5,421)

Net cash provided by investing activities	14,551

Cash flows from financing activities:
Principal payments on capital lease obligations	(1,795)
Payments on mandatorily redeemable preferred stock payable	(4,552)
Proceeds from exercise of stock options	4,066
Issuance of stock upon exercise of warrants	71
Proceeds from issuance of common stock through employee stock purchase plan	65

Net cash used in financing activities	(2,145)

Effect of exchange rate changes on cash	(50)
Net increase in cash and cash equivalents	54,959
Cash and cash equivalents, beginning of period	10,657

Cash and cash equivalents, end of period	$65,616

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$518
Cash paid during the period for federal and state income taxes	$700
Supplemental schedule of non-cash financing and investing activities:
Property and equipment under capital leases	$5,024
          The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

INTRADO INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(1)	ORGANIZATION AND BUSINESS
          Intrado Inc., a Delaware corporation (the “Company”), provides emergency-telephony solutions that manage and deliver mission-critical information for telecommunications providers, including incumbent local exchange carriers (“ILECs”), competitive local exchange carriers (“CLECs”), wireless carriers, state and local governments, and public safety organizations in the United States. The Company manages the data that enables 9-1-1 calls to be routed to the appropriate public safety agency with accurate and timely information about the caller’s identification, callback number and location. In addition, the Company licenses its software to carriers that wish to manage the delivery of 9-1-1 data management services in-house.
(2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Principles of Consolidation
          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, bmd wireless AG (“bmd”), Intrado International Ltd., and Intrado International Singapore Pte. Ltd. All inter-company accounts and transactions have been eliminated in consolidation.
Cash and Cash Equivalents
          All highly liquid investments with original maturity of three months or less when purchased are considered to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value due to the short maturities of the underlying instruments. Cash equivalents are short-term, highly liquid investments that are both:
a)	Readily convertible to known amounts of cash

b)	So near their maturity that they present insignificant risk of changes in value because of changes in interest rate.
Accounts Receivable and Allowance for Doubtful Accounts
          Trade accounts receivable are recorded at the invoiced amount and typically do not bear interest. Such accounts receivable have been reduced by an allowance for doubtful accounts, which represents the Company’s best estimate of the amount of probable uncollectible balances in the Company’s existing accounts receivable. The Company determines the allowance based on its historical write-off experience and the aging of such receivables, among other factors. The Company does not have any off-balance-sheet credit exposure related to its customers.

Unbilled Revenue
          Unbilled revenue relates to a major ILEC services customer contract that contains discount pricing. Based on the guidance of Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”), and Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” (“SOP 97-2”), the Company recognizes the discounts on a straight-line basis over the life of the contract. During the first half of the contract, the revenue recognized exceeds the amounts billed to the customer; during the latter half of the contract, the balance in unbilled revenue will be amortized and will reduce revenue recognized as the amounts billed to the customer will exceed the revenue recognized.

Valuation and Qualifying Accounts
          Valuation and qualifying accounts for the year ended December 31, 2005 is detailed below (in thousands):

		Balances at	Charged to	Write-Offs	Balances
Fiscal		Beginning of	Bad Debt	Charged to	at End of
Year	Description	Period	Expense	Allowance	Period
2005	Allowance for doubtful accounts	$190	$(61)	$(54)	$75
Property and Equipment
          Property and equipment are carried at historical cost. The Company capitalizes property and equipment costs equal to or greater than $1,000. Depreciation of property and equipment is computed using the straight-line method over estimated useful lives of three to five years for computer hardware and equipment, seven years for furniture and fixtures and the lesser of the asset life or lease term for leasehold improvements. The costs of repairs and maintenance are expensed while expenditures that extend the useful physical or economic life of property and equipment are capitalized. Gains and losses on disposition of property and equipment are recognized in operations in the year of disposition.
Goodwill and Other Intangibles
          The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), on January 1, 2002. SFAS 142 states that goodwill is no longer subject to amortization over its useful life. Rather, goodwill will be subject to, at a minimum, an annual assessment for impairment and will be written down to its fair value only if the carrying amount is greater than the fair value. In addition, intangible assets will be recognized separately if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so. Prior to 2002, the Company was amortizing goodwill over seven years. The Company has assigned goodwill to the lowest reporting unit identifiable, which are ILEC and bmd.
          The Company hired an independent appraisal firm, Quist Valuation Inc., to complete its annual impairment test as of December 31, 2005. The income approach was used to determine the fair value of each reporting unit that had been assigned goodwill. That approach involves discounting each reporting unit’s projected free cash flow at its weighted average cost of capital to ascertain whether the fair value of the reporting unit is higher than the book value, including goodwill. Using this method, the Company determined that the fair value of the ILEC reporting unit exceeded its book value, and no impairment existed as of December 31, 2005. Therefore, in accordance with SFAS 142, no further testing was necessary for the ILEC reporting unit.
          Using this method for the year ended December 31, 2005, the Company determined that the fair value of the bmd reporting unit exceeded its book value, and no impairment existed as of December 31, 2005. Therefore, in accordance with SFAS 142, no further testing was necessary for the bmd reporting unit.

          The Company has recorded $2.9 million (net accumulated amortization of $9.1 million) on its balance sheet relating to other acquired intangible assets as of December 31, 2005. The acquired intangible assets include intellectual property and contracts acquired as part of the Lucent Public Safety Systems (“LPSS”) and bmd acquisitions. In accordance with SFAS 142, the Company reevaluated the carrying value and the useful lives of these assets at December 31, 2005 and determined that no adjustments were necessary. Accordingly, the Company continues to amortize the amounts originally assigned to intellectual property and contracts. For the year ended December 31, 2005, the Company recorded approximately $1.3 million of amortization expense related to these separately identifiable intangible assets.
          For the year ended December 31, 2005, the changes in the goodwill balance and the gross value of the customer contracts balance are attributed to foreign currency translation adjustments between the Swiss franc and the U.S. dollar.
          The following table details the intangibles at December 31, 2005 by class (dollars in thousands):

		Accumulated	Amortization
	Gross Balance at	Amortization at	expense
	December 31,	December 31,	for the year ended	Amortization
	2005	2005	December 31, 2005	Life
Goodwill	$29,441	N/A	N/A	N/A
Customer contracts	3,795	$3,679	$102	3 years
Intellectual property	8,180	5,394	1,153	7 years

Total	$41,416	$9,073	$1,255

          For the separately identifiable intangible assets above pertaining to contracts and intellectual property, the Company estimates that it will record the following amortization amounts over the next three years upon which time all current intangible assets will be fully amortized:

2006	$1.3 million
2007	$1.2 million
2008	$0.4 million

          The changes in the carrying amount of goodwill for the year ended December 31, 2005 are as follows (dollars in thousands):

	ILEC	bmd
	Reporting	Reporting
	Unit	Unit	Total
Balance at December 31, 2004	$24,295	$5,983	$30,278
Foreign currency exchange loss	—	(837)	(837)

Balance at December 31, 2005	$24,295	$5,146	$29,441

Software
          The Company capitalizes certain internal and external software acquisition and development costs that benefit future years in accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” if for internal use, or SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”), if the software is to be sold.
          For software developed for internal use, the Company expenses the costs of developing computer software until the software has reached the application development stage and capitalizes all costs incurred from that time until the software has been installed at which time amortization of the capitalized costs begins. Determination of when the software has reached the application development stage is based upon completion of conceptual designs, evaluation of alternative designs and performance requirements. Costs of major enhancements to internal use software are capitalized while routine maintenance of existing software is charged to expense as incurred. The determination of when the software is in the application development stage and the ongoing assessment of the recoverability of capitalized computer software development costs requires considerable judgment by management with respect to certain factors, including, but not limited to estimated economic life and changes in software and hardware technology. The Company also contracts with third parties to help develop or test internal use software and generally capitalizes these costs.
          For software developed for external use, the Company expenses the costs of developing computer software until technological feasibility is established and capitalizes all costs incurred from that time until the software is available for general customer release or ready for its intended use, at which time amortization of the capitalized costs begins. Technological feasibility for the Company’s computer software products is based upon the earlier of the achievement of: (a) a detailed program design free of high-risk development issues; or (b) completion of a working model. Costs of major enhancements to existing products are capitalized while routine maintenance of existing products is charged to expense as incurred. The establishment of the technological feasibility and the ongoing assessment of the recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology. The Company also contracts with third parties to develop or test software that will be sold to customers and generally capitalizes these costs.

          Internal- and external- use capitalized software costs are amortized on a product-by-product basis over their expected useful life, which is generally three to five years. The annual amortization related to software to be sold is the greater of the amount computed using (a) the ratio that current gross revenue for a product compares to the total of current and anticipated future gross revenue for that product or (b) the straight-line method over the remaining estimated economic life of the product, which is typically three years. Amortization expense related to capitalized software costs totaled approximately $7.2 million for the year ended December 31, 2005.
Revenue and Cost Recognition
          Revenue is accounted for as either software revenue and related post-contract support, product revenue, or services revenue in accordance with the guidelines provided by SOP 97-2, “Software Revenue Recognition,” SAB 104, and FTB 90-1 “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts.” The Company’s policy is to recognize revenue when the applicable revenue recognition criteria have been met, which generally include the following:
•	Persuasive evidence of an arrangement exists;

•	Price is fixed or determinable;

•	Delivery has occurred or services have been rendered; and

•	Collectibility is reasonably assured.
          The Company delivers products and services that are part of multiple element arrangements. In addition to the above criteria from SAB 104 and SOP 97-2, the Company also applies the guidance in Emerging Issues Task Force (“EITF”) 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), which requires us to evaluate vendor specific objective evidence (“VSOE”) for contracts under SOP 97-2 and vendor objective evidence (“VOE”) for contracts under SAB 104 to determine the fair value of elements delivered in situations where multiple elements exist.
          The majority of the Company’s revenue is generated from monthly data management services, which includes revenue from up-front fees and monthly service fees. The Company’s up-front services consist primarily of the data cleansing of the customer’s 9-1-1 records, engineering services to enable the customer’s legacy system to interface with the Company’s platform, thereby establishing network connectivity, public safety boundary mapping, and customer training and testing. The charges for these services are nonrefundable if the contract is cancelled after the services are performed. After the initial up-front services, data management customers often buy enhancements to these services, such as additional software engineering to improve system functionality or network services to make their network more effective (“Enhancement Services”). The fees received for up-front services and certain Enhancement Services are deferred and recognized as revenue ratably over the term of the contract or the expected life of the customer relationship, whichever is longer, as these fees do not represent the culmination of a separate earnings process. The Company also receives a monthly service fee to provide the ongoing data management services required to keep the records current for all subscribers, to maintain and monitor network components and to support and maintain the software and systems required to provide the services. The fees received for these monthly services are recognized as revenue in the period in which all of the above criteria have been met, which is generally the month services are provided. For services the Company performs under its licensed model, customers do not have a contractual right to take possession of the Company’s software; therefore, the Company accounts for these arrangements as service contracts.
          Maintenance contracts are sold to customers that license software enhancements and purchase systems. The fees received for ongoing maintenance obligations are deferred and recognized as revenue over the contractual term of the arrangement.
          Systems and new products revenue represents revenue recognized from the sales of new database and customized solutions sold to existing customers. Software license revenue and related hardware sales are recognized upon execution of a contract and completion of delivery obligations, provided that no uncertainties exist regarding customer acceptance and that collection of the related receivable is reasonably assured.
          Professional services revenue is generated by providing consulting services and is recognized in the period in which all of the above criteria have been met.
          In certain situations involving the delivery of products with significant customization or modification services, the Company also recognizes revenue on a percentage-of-completion basis, as prescribed by SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” In these situations, the Company develops and utilizes estimates to ratably recognize costs and revenue as work is completed relative to the total estimated time and costs to complete projects. Delays in completing projects or significant changes to original cost estimates could adversely impact future periods in that additional costs or amortization periods for both revenue and expenses may be necessary. When reasonable estimates cannot be determined at the onset of an agreement due to unique acceptance criteria or other factors, revenue is recognized on a completed contract basis.
          As of December 31, 2005, the Company had total deferred contract revenue of approximately $22.2 million and deferred contract costs of approximately $6.3 million. Deferred contract revenue represents fees for certain software enhancements and up-front fees that have been billed but are yet to be delivered or that have been delivered but are required to be deferred under SAB 104. Of the total deferred contract revenue at December 31, 2005, $20.4 million has already been received and $1.8 million is included in accounts receivable. The Company estimates that total deferred contract revenue, net of deferred contract costs, will be recognized as follows (in thousands):

2006	$10,227
2007	2,389
2008	1,599
2009	961
2010	417
2011	224
2012 through 2013 total	63

Total	$15,880

Direct Costs
          Direct costs include costs related to managing the data, which enables 9-1-1 calls to be routed to the appropriate public safety agency with accurate and timely information about the caller’s identification, callback number and location. These direct costs include allocations of facility costs, corporate technical operations support costs and corporate software engineering and maintenance costs, as well as depreciation expense related to equipment used to manage the data.

Research and Development
          Research and development efforts consist of salaries, supplies and other related costs incurred while the Company is developing computer software prior to reaching technological feasibility or the application development phase. These costs are expensed as incurred.
Income Taxes
          The Company follows SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed each year. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in enacted tax laws is recognized as an adjustment to the tax provision or benefit in the period of enactment. The carrying value of deferred tax assets may be reduced by a valuation allowance if, based upon the judgmental assessment of available evidence, it is deemed more likely than not that some or all of the deferred tax assets will not be realizable.
Advertising Costs
          Advertising costs are expensed as incurred.
Concentration of Credit Risk
          Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily cash and cash equivalents and accounts receivable. The Company maintains its cash balances in the form of bank demand deposits, money market accounts, treasury bonds and commercial paper with original maturities of less than ninety days. The Company’s deposits and investments are with financial institutions that management believes are creditworthy and the investments are high-grade. The Company’s accounts receivable are from customers that are generally telecommunications service providers; accordingly, the Company’s accounts receivable are concentrated in the telecommunications industry. The Company’s major customers (see Note 16) accounted for 38% of the Company’s accounts receivable as of December 31, 2005. The Company has no significant financial instruments with off-balance sheet risk of accounting loss, such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements.
Fair Value of Financial Instruments
          Financial instruments include cash and cash equivalents, accounts receivable and debt obligations. The carrying amounts for cash and cash equivalents and accounts receivable approximate fair market value because of the short maturity of these instruments. The fair value of debt obligations with fixed interest rates is estimated based on current rates available for debt with similar maturities and securities; the carrying value approximates fair value at December 31, 2005. The carrying value of the Company’s line of credit, which has a variable interest rate, approximates fair value at December 31, 2005.

Self-Insurance
          The Company is self-insured for certain losses relating to employee medical and dental benefits. The Company has purchased individual and aggregate stop-loss coverage in order to limit its exposure to any significant claims. Self-insured losses are accrued based upon the Company’s estimates of the aggregate uninsured claims incurred using certain actuarial assumptions and the Company’s claims history.
Stock-Based Compensation Plans
          At December 31, 2005, the Company has two stock-based employee compensation plans, which are described more fully in Note 8. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations. All options granted under these plans had exercise prices equal to the market value of the underlying common stock on the date of grant and, accordingly, no stock-based employee compensation cost is included in net income for these stock option issuances in 2005. The stock-based employee compensation shown in the table below is related to the issuance of the Company’s common stock shares to certain board members in lieu of cash payment for their services, and the issuance of restricted stock units to certain employees. The Company accounts for stock-based compensation awards to non-employees under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and recognizes compensation expense ratably over the vesting period of such awards. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (in thousands except per share amounts):

2005
Net income, as reported	$12,933
Add: Total stock-based employee compensation, net of tax	182
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	(3,929)

Pro forma net income	$9,186

Net income per share:
Basic—as reported	$0.73
Basic—pro forma	$0.52

Diluted—as reported	$0.70
Diluted—pro forma	$0.50
          SFAS 123 defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB 25, provided that pro forma disclosures of net income or loss assuming the fair value based method of SFAS 123 had been applied are provided in accordance with SFAS 123 and SFAS No. 148, “Accounting for Stock-Based Compensation” (“SFAS 148”). The Company has elected and continues to account for its stock-based compensation plans under APB 25 for stock-based awards issued to employees and directors; for awards issued to non-employees and consultants, the Company applies the provisions of SFAS 123. Accordingly, for purposes of the pro forma disclosures presented above, the Company has computed the fair values of all options granted under the plans during 2005, using the Black-Scholes option pricing model and the following weighted average assumptions:

2005
Estimated life	4.2 years
Volatility	39.68%
Risk-free interest rate	4.33%
Dividend yield	0%

          Certain assumptions were used in determining the stock-based compensation expense under the fair-value-based method. To estimate lives of options for this valuation, it was assumed options would be exercised upon becoming fully vested and all options will eventually become fully vested. Cumulative compensation costs recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. The expected volatility refers to the volatility of the Company’s common stock over the expected life of a given option. In 2005, the Company used the actual volatility of its common stock over a one-year period. The assumed risk-free interest rates were determined using government securities with original maturities similar to the respective expected option lives at date of grant.
Impairment of Long-Lived Assets
          The Company reviews its long-lived assets for impairment, excluding goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets.
Foreign Currency Translation
          Assets and liabilities of foreign operations, where the local currency is the functional currency, are translated using period-end exchange rates, and revenue and expenses are translated using average exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive income as a component of stockholders’ equity.
Other Comprehensive Income
          Other comprehensive income includes all changes in stockholders’ equity during a period from non-owner sources, including unrealized holding gains and losses from available-for-sale securities, and cumulative translation adjustments related to the Company’s foreign subsidiaries.

Earnings Per Share
          Basic earnings per share is determined by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share includes the effects of potentially issuable common stock, but only if dilutive (i.e., a loss per share is never reduced). The treasury stock method, using the average price of the Company’s common stock for the period, is applied to determine dilution from options and warrants. The computation of basic and diluted earnings per share was as follows (in thousands, except per share amounts):

Year Ended December 31,
2005
Numerator:
Net income	$12,933

Denominator:
Basic income per share—weighted average shares outstanding	17,708
Dilutive effect of common stock equivalents	792

Diluted income per share—adjusted weighted-average shares outstanding, assuming conversion of common stock equivalents	18,500

Basic net income per share	$0.73

Diluted net income per share	$0.70

Options not included in diluted shares because of “out of the money” exercise prices	861

Options, restricted stock, and potential shares not included in diluted shares because anti-dilutive due to net loss	—

Recent Accounting Pronouncements
          In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS 123 and supersedes APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 and provided in Note 2 will no longer be an alternative to financial statement recognition. In March 2005, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), which expresses views of the SEC staff about the application of SFAS 123R. SFAS 123R was to be effective for all interim or annual reporting periods beginning on or after June 15, 2005, but in April 2005 the SEC issued a rule that SFAS 123R will be effective for annual reporting periods beginning on or after June 15, 2005. The Company is required to adopt SFAS 123R for the fiscal year beginning January 1, 2006.
          Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include the modified prospective and modified retrospective adoption options. The modified prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock over the remaining award service period beginning on January 1, 2006, while the modified retrospective method requires that all prior periods presented be adjusted to reflect compensation expense under the fair value method of accounting for awards granted, modified or settled after December 31, 1994. The Company continues to evaluate the requirements of SFAS 123R and expects that the adoption of SFAS 123R will have a material impact on the Company’s consolidated results of operations and earnings per share. The Company plans to use the modified prospective transition method, and has concluded that the Black-Scholes valuation model is best for the Company’s circumstances. The Company expects the adoption of SFAS 123R to result in amounts that are similar to the current pro forma disclosures under SFAS 123.

          In November 2005, the FASB issued Staff Position No. FAS 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“FSP 115-1”). FSP 115-1 provides accounting guidance for determining and measuring other-than-temporary impairments of debt and equity securities, and confirms the disclosure requirements for investments in unrealized loss positions as outlined in EITF issue 03-01, The Meaning of Other-Than-Temporary Impairments and its Application to Certain Investments. The accounting requirements of FSP 115-1 are effective for the Company on January 1, 2006 and will not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
(3)	ACQUISITIONS
LPSS Acquisition — May 2001
          On May 11, 2001, the Company acquired certain assets and assumed certain liabilities associated with the call handling and database divisions of LPSS, an internal venture of Lucent Technologies Inc. (“Lucent”). As part of the acquisition, the Company was obligated to issue shares of its mandatorily redeemable, non-voting, series A preferred stock (“Preferred Stock”) to Lucent. In January 2002, Lucent created a new partnership named NV Partners II LP (“NVP II”) and transferred its right to receive Intrado Preferred Stock to NVP II.
          Based on the Company’s total revenue of $211.8 million during the 24-month contingency period that commenced on June 1, 2001 and ended on May 30, 2003, the Company was required, under the terms of the purchase agreement between Lucent and Intrado, to issue Preferred Stock to NVP II at a rate of $417,000 for each million dollars of total revenue in excess of $179 million (the “contingent consideration”). In July 2003, the Company issued 13,656 shares of Preferred Stock with an original recorded value of approximately $12.8 million to NVP II. The Preferred Stock was recorded at a fair value of $12.8 million (defined as the present value of future redemption payments using a 6.07% interest rate) and was structured to accrete to its face value of $13.7 million over the redemption period. The purchase agreement required the Company to redeem the Preferred Stock in three equal increments, the last of which was redeemed on June 1, 2005 for $4.6 million. No dividends have been or will be paid on the Preferred Stock.

(4)	INVESTMENT IN JOINT VENTURE
          During the third quarter of 2005, Intrado International Ltd., a wholly owned Irish subsidiary of Intrado, entered into a joint venture with a Chinese company. The limited liability company established through the joint venture, Intrado (XieAn) Technology (China) Co. Ltd., was granted a business license by the Chinese government on August 18, 2005. The joint venture company plans to develop, market, and sell public safety-related telecommunications software products in China. During the third quarter of 2005, Intrado International Ltd. invested $1.0 million of its total $2.0 million contribution commitment in the joint venture company, which represents a 49% share of the registered capital of the joint venture company. The Company expects to fund the remaining $1.0 million of its required investment during or subsequent to 2006. Intrado International Ltd. accounted for its investment in the joint venture company under the equity method of accounting. For the year ended December 31, 2005, Intrado International Ltd. recognized an $87,000 loss on its investment in the joint venture company.
(5) DISCONTINUED OPERATIONS
On February 10, 2005, the Company sold its Palladium business, a reporting unit in the Company’s wireline business unit, to Tel-Control, Inc. (“TCI”). Under the terms of the Asset Purchase Agreement, the Company agreed to assign its maintenance contracts and certain intellectual property rights to TCI. The Company retained rescission rights if TCI fails to adequately perform future maintenance, or if TCI becomes insolvent.
The following amounts related to the Palladium business have been segregated from continuing operations and reported as discontinued operations (in thousands):

For the Year Ended
December 31,
2005
Total revenue	$441
Direct costs	576

Gross profit	(135)
Indirect expenses (income)	(1)

Loss from operations	(134)
Net interest income	—

Loss before income taxes	(134)
Income tax benefit	51

Net loss	$(83)

The assets and liabilities of the discontinued operations for all periods presented were considered to be immaterial to the Company’s consolidated balance sheet.
For the year ended December 31, 2005, and pursuant to the terms of the Asset Purchase Agreement, the Company paid TCI approximately $291,000 for amounts previously billed to customers and collected by the Company that were classified as deferred revenue. During 2005, and in accordance with the terms of the Asset Purchase Agreement, the Company also billed certain customers on TCI’s behalf and remitted approximately $1.1 million in related collections to TCI.

(6) PROPERTY AND EQUIPMENT
     Property and equipment consist of the following (in thousands):

December 31,
2005
Computer hardware and equipment	$66,588
Furniture and fixtures	2,971
Leasehold improvements	9,495

79,054
Less accumulated depreciation and amortization	(54,119)

$24,935

     Depreciation expense on property and equipment totaled approximately $8.2 million, for the year ended December 31, 2005.
(7) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
     Accounts payable and accrued liabilities consist of the following (in thousands):

December 31,
2005
Accounts payable	$6,500
Payroll-related accruals	2,767
Other accrued liabilities	5,369

$14,636

(8) STOCKHOLDERS’ EQUITY
Preferred Stock
     The Company’s Board of Directors has the ability to issue “blank check” preferred stock without stockholder approval as a mechanism to resist a corporate takeover. No shares of preferred stock were outstanding as of December 31, 2005 (see Note 3).
Stock Incentive Plan
     As of December 31, 2005, the Company has a total of 900,223 shares of common stock available for issuance under the 1998 Stock Incentive Plan (“1998 Plan”). Under the terms of the 1998 Plan, the shares reserved for issuance automatically increase on the first trading day of each calendar year by 3% of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year. The share reserve was increased by 540,054 and 524,358 shares under this provision in 2006 and 2005, respectively. The total number of shares remaining eligible for issuance under the 1998 Plan as of January 3, 2006 is 1,440,277 shares. The 1998 Plan allows for issuances of options to employees, officers, non-employee board members and consultants. The total fair value of options granted under the 1998 Plan was computed to be approximately $52,000, for the year ended December 31, 2005.

     The following table summarizes information about the options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price
$3.00 — $6.75	464,626	4.29	$6.17	464,626	$6.17
$7.03 — $7.625	4,540	5.13	$7.35	4,540	$7.35
$7.66 — $7.66	358,286	7.12	$7.66	225,271	$7.66
$7.69 — $9.22	236,093	5.51	$8.32	222,493	$8.29
$9.75 — $9.75	444,472	6.81	$9.75	316,992	$9.75
$9.90 — $13.18	296,230	7.03	$11.45	182,810	$10.45
$14.10 — $16.32	148,047	6.57	$15.41	116,597	$15.27
$16.88 — $16.88	565,272	8.40	$16.88	208,152	$16.88
$17.40 — $29.85	141,500	5.87	$20.54	136,280	$20.61
$32.86 — $32.86	2,000	5.80	$32.86	2,000	$32.86

$3.00 — $32.86	2,661,066	6.59	$11.32	1,879,761	$10.45

     A summary of stock options under the 1998 Plan as of December 31, 2005 and changes during the year then ended are presented below:

	2005
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of year	3,259,290	$11.24
Granted	6,000	$12.59
Exercised	(457,340)	$8.90
Canceled	(146,884)	$17.16

Outstanding at end of year	2,661,066	$11.32

Options exercisable at year-end	1,879,761

Weighted average fair value of options granted	$8.73

     During 2005, the Company also issued 674,000 restricted stock units or share right awards. Share right awards vest (i) upon the achievement of three performance goals (revenue, operating margin and return on invested capital) during the 12-month period ending June 30, 2008; or (ii) upon a change in control. For each performance goal, there are three levels of achievement (less than 90%, 90%, 100%, and 110%). A maximum of 682,047 shares of common stock are issuable upon vesting of share right awards at the 110% performance level. Upon a change in control, share right awards vest at the 100% performance level (in which case only 620,039 shares would be issued).
Nonqualified Deferred Compensation Plan
     On December 31, 2005, the Compensation Committee of Intrado’s Board of Directors adopted an Amended and Restated Nonqualified Deferred Compensation Plan. The plan allows participants specified by the Compensation Committee (presently Intrado’s directors and executive officers) to defer salary, bonus and equity-based compensation for calendar years ending on and after December 31, 2005. The amended plan is intended to comply with Section 409A of the Internal Revenue Code.

Employee Stock Purchase Plan
     On March 18, 1998, the Company adopted an Employee Stock Purchase Plan, or ESPP, under which eligible employees may contribute up to 10% of their salaries through payroll deductions to purchase shares of the Company’s common stock. The offering periods are successive six-month periods starting January 1 and July 1 of each year. At the end of each offering period, amounts contributed by employees will be used to purchase shares of the Company’s common stock at a price equal to 95% of the closing price of the stock on the offering termination date or the nearest prior NASDAQ business day. The Company’s board of directors has authorized the issuance of up to 200,000 shares under the ESPP and may terminate the ESPP at any time. On March 1 of each year, the shares available under the ESPP will be restored to 200,000, although the Company’s board of directors may elect to restore a lesser number of shares. The Company issued 2,993 shares under the ESPP in 2005.
     On February 21, 2006, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, terminated the ESPP. All money contributed to this plan in 2006 will be refunded to employees.
Warrants
     During 2005, the Company issued 9,000 shares, of common stock upon exercise of warrants related to consulting services provided to the Company. Of these warrants, 720 remain outstanding at an exercise price of $7.91 at December 31, 2005. In February 2006, the warrant holder exercised all 720 warrants.
(9)CAPITALIZED LEASE OBLIGATIONS
     The Company had capitalized lease obligations for equipment due on various dates through 2008 of $3.0 million as of December 31, 2005. There is approximately $262,000 of imputed interest on these leases at December 31, 2005 and the interest rates range from 1.1% to 8.5% per annum. These lease obligations are collateralized by the related assets with a net book value of $3.6 million as of December 31, 2005.
     Maturities of capital lease obligations as of December 31, 2005, are as follows (in thousands):

2006	$1,874
2007	1,068
2008	385

Total minimum lease payments	3,327
Less—Amount representing estimated executory costs (such as taxes, maintenance, and insurance)	(32)
Less—amount related to interest	(262)

Principal portion of future obligations	3,033
Less—current portion	(1,653)

$1,380

     The following table summarizes the assets recorded in property, plant and equipment in Note 4 that are recorded as capital leases (in thousands):

December 31,
2005
Carrying value, gross	$5,024
Less accumulated depreciation	(1,456)

$3,568

(10) LINE OF CREDIT AND NOTES PAYABLE
     As of December 31, 2005, the Company owed $2.0 million on a revolving line of credit arrangement and an additional amount of $665,000 was utilized to satisfy letter of credit obligations. Borrowing availability under the line of credit is not to exceed the lesser of $20 million or two times Adjusted EBITDA, as defined in the line of credit agreement. The interest rate on amounts borrowed under the line of credit is equal to the lower of the prime rate plus 1.5%, which was 8.5% at December 31, 2005, or LIBOR plus 3.75% per annum, which was 8.27% as of December 31, 2005. The line of credit matures on December 31, 2006, requires a $2.0 million minimum balance to be maintained and is collateralized by accounts receivable and certain other assets. As of December 31, 2005, $2.0 million was outstanding and an additional $17.3 million was available for additional borrowings.
     The terms of the revolving line of credit, term loans and capital lease obligations require the Company to maintain compliance with certain financial covenants, including current asset ratios and total indebtedness ratios. As of December 31, 2005, the Company was in compliance with all operating and financial debt covenants.
(11) COMMITMENTS AND CONTINGENCIES
Operating Leases
     The Company leases its office and research facilities and certain equipment under operating lease agreements, which expire through December 2011. Some lease terms contain escalation clauses and the total amount of rent is expensed on a straight-line basis over the term of the lease. Rent expense for the year ended December 31, 2005 was approximately $4.0 million. Future minimum lease obligations under these agreements are as follows (in thousands):

2006	$3,926
2007	3,751
2008	3,712
2009	3,645
2010	3,914
Thereafter	5,267

$24,215

Litigation
     The Company is subject to various claims and business disputes in the ordinary course of business, none of which are considered to be material to the financial position, operations or cash flows of the Company.

Indemnification
     The Company has agreements whereby it indemnifies officers and directors for certain events or occurrences while the officer or director is, or was, serving in such capacity at the Company’s request. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits exposure and the Company believes that this policy would enable it to recover a portion, if not all, of any future indemnification payments. As a result of its insurance policy coverage, the Company believes that its estimated exposure on these indemnification agreements is minimal.
     The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with any claim by any third party, including customers, with respect to the Company’s products or services, including, but not limited to, alleged negligence, breach of contract, or infringement of a patent, copyright or other intellectual property right. The term is any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes that its estimated exposure on these agreements is minimal.
(12) INCOME TAXES
     The Company has approximately $4.9 million of research and development tax credit carryforwards available to offset future federal taxable income or federal tax liabilities in the United States. These carryforwards expire at various dates through 2026. The Company also has approximately $664,000 and $1.2 million of net operating loss carryforwards available to offset future taxable income in Ireland and Switzerland, respectively. The Irish net operating losses have no expiration period while the Swiss net operating losses expire in 2011.

     Deferred income tax assets and liabilities at December 31, 2005, were as follows (in thousands):

December 31,
2005
Deferred tax assets:
Accrued liabilities and other	$720
Amortization of goodwill and intangibles	89
Equipment impairment	502
Tax credit carryforwards	5,391
Deferred revenue	3,113
Deferred rent expense	697
Foreign net operating loss carryforwards	235

Total deferred tax assets	10,747
Deferred tax liabilities:
Depreciation differences	(2,431)
Capitalized software	(5,356)
Foreign deferred tax liabilities	(15)

Total deferred tax liabilities	(7,802)
Valuation allowance	(260)

Net deferred tax assets	$2,685

     A reconciliation of income tax expense computed by applying the federal income tax rate of 35% to income from continuing operations before income taxes as of December 31, 2005, were as follows (in thousands):

December 31,
2005
Computed statutory tax expense	$7,233
Tax effect of permanent differences and other	238
State tax, net of federal tax impact	746
Tax credit	(1,224)
Impact of foreign tax rate differential	367
Change in valuation allowance attributable to continuing operations	192

Income tax expense	$7,552

     As of December 31, 2005, the Company established a valuation allowance on certain foreign net operating losses based on the Company’s estimate that it would not be more likely than not that it would realize the benefits of these assets in the future. The domestic and foreign components of book income (loss) from continuing operations before income taxes as of December 31, 2005, were as follows (in thousands):

December 31,
2005
U.S.	$22,241
Foreign	(1,673)

Total	$20,568

     The components of the provision for income taxes attributable to income from continuing operations as of December 31, 2005, were as follows (in thousands):

December 31,
2005
Current:
U.S.	$3,407
State	509
Foreign	—

Total current	3,916

Deferred:
U.S.	3,166
State	476
Foreign	(6)

Total deferred	3,636

Income tax provision	$7,552

     The Company does not currently intend to repatriate foreign earnings due to such earnings being permanently reinvested in the foreign subsidiaries. The Company receives a tax deduction for certain compensation in excess of that recognized for financial purposes. Such benefit arises from an increase in the market price of the stock under employee stock option agreements between the measurement date (as defined in APB 25) and the date at which the compensation deduction for income tax purposes is determinable. This benefit was recorded directly to additional paid-in capital in 2005 was $1.3 million.
(13) REPORTABLE SEGMENTS
     The Company manages its internal operating units by aggregating similar service offerings with organizational supervision and decision-making authorities. Effective January 1, 2005, the Company realigned its internal operating units based on the economic characteristics of the operating units and their respective products, services and customers. As a result, the Company has two reportable segments: wireline and wireless. Wireline provides 9-1-1 data management systems and services, IntelliCast® notification services and Commercial Database services to ILECs, CLECs, independent operating companies (“IOCs”), Voice over Internet Protocol (“VoIP”) carriers and the State of Texas. Wireless provides wireless E9-1-1 Phase I and Phase II and hosted Position Determination Entity (“PDE”) services to wireless carriers.
     Direct costs in each business unit include all costs directly attributable to a business unit’s operations and revenue-earning activities. Indirect business unit costs consist of the costs of business unit support functions, including sales and marketing, general and administrative, and research and development. Corporate overhead includes these same costs allocated from corporate to the wireline and wireless business units based on the percentage of total Company revenue each unit generated in the reported period. Included in the costs allocated from Corporate are depreciation and amortization expenses for assets that cannot be specifically identified to a business unit or product. Income taxes are allocated to the business units based on the percentage of income from continuing operations before taxes that each unit generated for the period. The Company believes this methodology improves its financial reporting as each unit is fully burdened with an appropriate allocation of the Company’s operating expenses and income taxes if the segment was profitable in the period reported.
     The Company does not segregate assets between segments as it is currently impractical to do so. On a geographical basis, the vast majority of the Company’s revenue are derived in the United States, and segments are determined based on aggregation of customers and associated products and services, not geographical regions. The Company operates its bmd subsidiary in Zug, Switzerland, but bmd’s revenue and operating income contributions are not material to the Company’s consolidated results of operations. The Company includes the results of operations for bmd within the wireless business unit. In addition, the Company has formed several foreign subsidiaries to conduct certain international business development activities: Intrado International Ltd., a wholly owned Irish corporation, Intrado International Singapore Pte. Ltd., a Singaporean corporation and wholly owned subsidiary of Intrado International Ltd., and Intrado (XieAn) Technology (China) Co. Ltd., a 49%-owned Sino-foreign joint venture company of Intrado International Ltd. The results of operations for these subsidiaries, which have had no revenue-generating activities to date, are included within the wireless business unit.

	WIRELINE	WIRELESS	TOTAL
	2005	2005	2005
Data management	$55,055	$54,441	$109,496
Maintenance	20,170	314	20,484
Systems	10,952	1,219	12,171
Professional services	1,633	2,533	4,166

Total revenue	87,810	58,507	146,317
Direct costs	52,317	26,828	79,145
Indirect business unit costs	9,467	5,456	14,923
Corporate overhead	19,475	12,964	32,439

Total costs and expenses	81,259	45,248	126,507
Equity in loss from joint venture	—	(87)	(87)

Income from operations	6,551	13,172	19,723
Interest and other income	800	530	1,330
Interest and other expense	(293)	(192)	(485)

Income before income taxes	7,058	13,510	20,568
Income tax expense	2,592	4,960	7,552
Loss from discontinued operations, net of tax	(83)	—	(83)

Net income	$4,383	$8,550	12,933

     The following table depicts (a) the amount of capitalized software assets assigned to each reportable segment and (b) the amount of depreciation and amortization expenses recorded in each segment used in determining the segment’s operating results by the chief operating decision maker. Certain capitalized software and other fixed assets, and intangibles as well as the resulting depreciation and amortization expense, are not assigned to reporting segments as they represent assets not specifically identifiable to any given segment. Rather, these assets are recorded in various corporate support units and allocated to segments via a corporate overhead allocation that is based on weighted revenue of the given segment for the given period. These expenses are recorded in indirect costs for purposes of determining segment profitability.

	WIRELINE	WIRELESS	TOTAL
	2005	2005	2005
Carrying value, continuing operations	$19,073	$6,535	$25,608
Accumulated amortization	9,094	4,287	13,381
Net carrying value, continuing operations	9,979	2,248	12,227

Carrying value, discontinued operations	—	—	—
Accumulated amortization, discontinued operations	—	—	—

Net carrying value, discontinued operations	—	—	—

Total net carrying value, less discontinued operations	$9,979	$2,248	$12,227

Total depreciation expense and software amortization expense included in direct costs, approximate	$9,070	$4,172	$13,242
Total depreciation expense and software amortization expense included in indirect costs, approximate	1,292	783	2,075
Total depreciation expense and software amortization expense included in discontinued operations, approximate	8	—	8

Total depreciation expense and software amortization expense	10,370	4,955	15,325
Intangibles amortization expense	694	561	1,255

Total depreciation and amortization expense	$11,064	$5,516	$16,580

(14) EMPLOYEE BENEFIT PLAN
     The Company has a 401(k) plan under which eligible employees may defer up to 15% of their compensation subject to a maximum annual amount of $14,000 in 2005; employees over 50 years of age can contribute up to $18,000 in 2005. The Company may make matching contributions and discretionary contributions if approved by the board of directors. The Company matched 50% of employee contributions up to 6% of the employee’s salary to the extent these matching contributions did not exceed $2,000 in 2005. Matching contributions vest 35%, 70% and 100% for one, two and three years of service, respectively. The total expense related to the employer match was approximately $867,000 for the year ended December 31, 2005. Employee and employer contributions are not directly invested in Company stock.
(15) RELATED PARTY TRANSACTIONS
TechnoCom Corporation
     During the year ended December 31, 2002, the Company purchased 294,118 shares of Series A Preferred Stock of TechnoCom Corporation (“TechnoCom”) for $500,000, representing 2.9% of the aggregate dilutive voting power of TechnoCom as of September 30, 2002. The Company did not exercise any control or influence over

TechnoCom and did not have board representation. As a result, the Company accounted for its investment on a cost rather than equity basis. Under a contract that expired during the third quarter of 2005, TechnoCom provided development, implementation and performance-monitoring services to the wireless business unit in connection with the Company’s Position Determination Entity (“PDE”) product offering. TechnoCom also provided subcontracted services to the Company’s ILEC customers. For the year ended December 31, 2005, TechnoCom provided total services to the Company of $745,000.
     On March 25, 2004, TechnoCom redeemed the preferred stock by issuing a $500,000 promissory note to the Company, which bears interest at 4% per year. The Company has been receiving quarterly principal and interest installment payments of $27,000 and will continue to receive such payments through March 2008. The balance due on the note is $225,000 and is included in other current and long-term assets in the consolidated balance sheet as of December 31, 2005.
(16) MAJOR CUSTOMERS
     Revenue from certain customers exceeded 10% of total revenue for the year ended December 31, 2005 as follows:

2005
Cingular Wireless	10%
SBC	13%
Verizon	23%
     Accounts receivables from the above 10% revenue customers above represented the following percentage of overall company receivables as of December 31:

2005
Cingular Wireless	22%
SBC	8%
Verizon	8%
     Contracts with certain of these customers have terms through 2012 and provide for fixed monthly fees based upon the number of subscriber records managed and upon the services selected by the customer.

(17) QUARTERLY INFORMATION (UNAUDITED)
     The following summarizes selected unaudited quarterly financial information for the year ended December 31, 2005:

	Three months ended,
	March 31,	June 30,	September 30,	December 31,
	(Amounts in thousands, except per share data)
Revenue	$37,564	$34,505	$35,396	$38,852
Direct costs	$20,809	$19,209	$18,481	$20,646
Income from continuing operations	$2,984	$2,231	$3,449	$4,352
Income (loss) from discontinued operations, net of tax	(82)	17	24	(42)

Net income	$2,902	$2,248	$3,473	$4,310

Net income per share:
Basic:
Continuing operations	$0.17	$0.13	$0.20	$0.24
Discontinued operations	0.00	0.00	0.00	0.00

Total	$0.17	$0.13	$0.20	$0.24

Diluted:
Continuing operations	$0.16	$0.12	$0.19	$0.23
Discontinued operations	0.00	0.00	0.00	0.00

Total	$0.16	$0.12	$0.19	$0.23

Shares used in computing net income per share:
Basic	17,529	17,676	17,754	17,910

Diluted	18,147	18,284	18,560	18,984

     See Note 5 regarding the Company’s sale of its Palladium business in February 2005 and the related amounts that have been segregated from continuing operations and reported as discontinued operations.
     During the quarter ended December 31, 2005, the Company corrected an error related to the accrual of “incurred but not reported” (“IBNR”) claims under the Company’s self-insured medical and dental program, which was established in 2002. Management had been recognizing the claims on an as-paid basis, rather than accruing an IBNR reserve for such claims. Thus, management established an IBNR reserve of approximately $574,000 as of December 31, 2005 and recognized expense, net of a bonus accrual impact and income taxes, of $235,000 during the fourth quarter of 2005. Management does not believe that this amount is material to any prior reported quarterly or annual financial statements, nor do they believe that the amount is material to the annual operating results for 2005.
     During the quarter ended September 30, 2005, the Company corrected an error in revenue recognition under the Company’s first ILEC data management services contract, which was entered into in 1994 (the “1994 Contract”). As a result, the Company recognized an additional $595,000 of data management services revenue during the quarter (with no impact on quarterly cash flow). Since the inception of the 1994 Contract, the Company has consistently recognized revenue upon billing, one month in arrears. This method was originally adopted due to uncertainties about customer acceptance and receivable collectibility. The revenue recognition approach related to the 1994 Contract came to the Company’s attention in July 2005 when the Company entered into a new contract that superseded the 1994 Contract. Under the new contract, the Company has begun to recognize revenue in the month that the services are performed, consistent with the application of the Company’s revenue recognition policy to its other ILEC data management contracts. Thus, the Company recognized an additional $595,000 of base services revenue from the 1994 Contract during the three months ended September 30, 2005. The revenue stream from this contract has been stable from month to month over the term of the 1994 Contract. Management does not believe that this amount is material to any prior reported quarterly or annual financial statements prior to the quarter ended September 30, 2005, nor do they believe that the amount is material to the Company’s annual operating results for 2005.

(18) SUBSEQUENT EVENTS
     On January 29, 2006, the Company entered into an Agreement and Plan of Merger with West Corporation, a Delaware corporation headquartered in Omaha, Nebraska. Under the terms of the agreement, West Corporation agreed to acquire all of the Company’s outstanding common stock for a purchase price of $26.00 per share. If the Company’s stockholders approve the merger at a meeting expected to be held during the second quarter of 2006, the Company will become a wholly owned subsidiary of West Corporation.
     On February 21, 2006, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, terminated the ESPP. All money contributed to this plan in 2006 will be refunded to employees.
(19) UNAUDITED SUBSEQUENT EVENTS
     Based on the pending acquisition of the Company’s stock by West Corporation, the accelerated vesting of all outstanding stock options, restricted stock units and long-term incentive plan stock shares due to a change in control was deemed to be probable as of March 31, 2006 and the fair value of the awards based on the transaction sales price of $26.00 per common share was known. Consequently, the Company recognized a $53.3 million expense during the three months ended March 31, 2006.
     On April 4, 2006 the Company’s stockholders approved the merger with West Corporation and the Company became a wholly owned subsidiary of West Corporation.